UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2010

SEALY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08738	36-3284147
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

Sealy Drive, One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) (d) As a result of his expanding international duties at Kohlberg Kravis Roberts and Co. (“KKR”), Stephen Ko resigned as a member of the Board of Directors of Sealy Corporation (the “Company”) effective November 30, 2010. Mr. Ko did not serve on any committees of the Board of Directors and did not have any disagreements with the Company. To fill the vacancy resulting from Mr. Ko’s resignation, the Board of Directors of the Company appointed Simon E. Brown to serve as a director of the Company effective November 30, 2010. Mr. Brown was not appointed to serve on any Committee of the Board of Directors.  Mr. Brown will receive the Company’s standard non-management director retainer and fees.

Mr. Brown has been affiliated with KKR, Sealy’s largest shareholder, since 2003. He heads KKR’s Consumer Products & Services team in North America and is currently a member of the board of directors of The Nielson Company BV.  He was on the KKR team that made KKR’s original investment in Sealy during 2004. Mr. Brown served on Sealy’s Board of Directors during 2004 and 2005. Prior to joining KKR, Mr. Brown’s experience in the private equity industry included working at:  Madison Dearborn Partners, Thomas H. Lee Company and Morgan Stanley Capital Partners. He holds a B.Com, First Class Honours, from Queen’s University and an M.B.A. with High Distinction from Harvard Business School, where he was a Baker Scholar and John Loeb Fellow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALY CORPORATION

/s/ Michael Q. Murray
Date: December 6, 2010
	By:	Michael Q. Murray

	Its:	Senior Vice President, General Counsel